Exhibit 99.1

Contacts:

Tiffany Steckler EA Corporate Communications +41 22 316 1322 tsteckler@europe.ea.com	Peter Ausnit EA Investor Relations 650-628-7327 pausnit@ea.coom

LUIS UBIÑAS JOINS EA’S BOARD OF DIRECTORS

REDWOOD CITY, Calif. – November 10, 2010 – Electronic Arts Inc. (NASDAQ: ERTS) today announced that Luis Ubiñas has been appointed to EA’s Board of Directors.

Mr. Ubiñas is President of the Ford Foundation, where he oversees the operations and management of more than $10 billion in assets and over $500 million in annual giving. Prior to joining the foundation, Mr. Ubiñas was a Director at McKinsey & Company, where he led the firm’s west coast media practice working with technology, telecommunications and media companies. Much of his work focused on the opportunities and challenges represented by the growth of internet and wireless capabilities.

“Luis is a strong addition to our Board,” said EA CEO John Riccitiello. “He brings a deep understanding of digital opportunities in media and entertainment, and an impressive mix of strategic and operational management experience.”

Mr. Ubiñas serves on several boards and advisory committees, including the World Bank Advisory Council of Global Foundation Leaders and the UN Permanent Advisory Memorial Committee. He has been nominated by President Obama to serve on the U.S. Advisory Committee on Trade Policy and Negotiation. He is a graduate of Harvard College and Harvard Business School, and is a fellow of the American Academy of Arts and Sciences.

“As we welcome Luis, I also want to express our gratitude to Gary Kusin, who retires from the EA Board today after over fifteen years of distinguished contribution,” continued John Riccitiello. “During his tenure, including his time as lead director from 2006 to 2009, Gary has brought invaluable insight to Electronic Arts.”

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About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is a leading global interactive entertainment software company. Founded in 1982, the Company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, wireless devices and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS(TM), EA(TM), EA Mobile(TM), and POGO(TM). In fiscal 2010, EA posted GAAP net revenue of $3.7 billion and had 27 titles that sold more than one million units. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA Mobile and POGO are trademarks of Electronic Arts Inc.